Exhibit 21.1

SUBSIDIARIES OF CVENT, INC.

Name	Jurisdiction of Incorporation

CrowdCompass, L.L.C.	Delaware

Seed Labs LLC	Texas

TicketMob LLC	California

TM Procure LLC	California

TM Procure Ca Inc.	California

Cvent India Private Limited	India

Cvent Europe Ltd.	United Kingdom